HASI Announces First Quarter 2024 Results, Establishes $2b Strategic Partnership with KKR

ANNAPOLIS, Md., May 7, 2024 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("HASI," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate solutions, today reported results for the first quarter of 2024.

Business Highlights
•Announced CarbonCount Holdings 1 LLC, a strategic partnership with KKR, to invest in $2 billion of sustainable infrastructure assets in a concurrent press release
•Increased the capacity and extended the maturities of our revolving line of credit and commercial paper programs
•Increased pipeline to over $5.5 billion

Financial Results

•Delivered $0.98 GAAP diluted EPS QTD compared with $0.26 a year ago
•Delivered $0.68 Adjusted EPS, formerly Distributable EPS, QTD compared to $0.53 a year ago
•Increased Portfolio 36% in the last twelve months to $6.4 billion. Managed assets grew 24% in the same period to $12.9 billion
•GAAP-based Net Investment Income decreased by 30% year over year to $8.7 million QTD, while Adjusted Net Investment Income, formerly Distributable Net Investment Income, increased by 37% year over year to $64.3 million QTD
•Closed $562 million of investments in the first quarter of 2024
•Declared dividend of $0.415 per share
•Announced 2% discount on 2024 Dividend Reinvestment and Stock Purchase Plan ("DRIP") for the second quarter

Sustainability and Impact Highlights

•An estimated 520,000 metric tons of carbon emissions will be avoided annually by our transactions closed this quarter, equating to a CarbonCount® score of 0.92 metric tons per $1,000 invested

“Our company continues to execute on our goals including closing our exciting new strategic partnership with KKR,” said Jeffrey A. Lipson, HASI President and Chief Executive Officer. “We had an outstanding quarter in all respects with strong earnings, liquidity and investment volumes.”

A summary of our results is shown in the table below:

	For the three months ended March 31, 2024		For the three months ended March 31, 2023
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$123,025	$0.98	$24,106	$0.26
Adjusted earnings	78,906	0.68	49,658	0.53

Financial Results
“With our capital formation activities year-to-date, we have positioned our business to thrive in a volatile macroeconomic environment,” said Marc Pangburn, HASI Chief Financial Officer. “CCH1, the upsize and extension of our banking facilities, the corporate bond add-on, and a secured debt closing have meaningfully strengthened our liquidity profile.”

Comparison of the quarter ended March 31, 2024 to the quarter ended March 31, 2023
Total revenue increased by $37 million, driven by $27 million in higher interest and securitization income from a larger portfolio and a higher average rate, and an increase in the managed assets balance. There was a $13 million increase in gain on sale driven by a change in the mix and volume of assets being securitized, which included the balance sheet rotation of certain land assets. The rotation of land assets resulted in a reduction of rental income of $5 million.
Interest expense increased $25 million primarily due to a larger average outstanding debt balance and a higher average interest rate. We recorded a $2 million provision for loss on receivables and securitization assets as a result of loans and loan commitments made during the quarter. Other expenses (compensation and benefits and general and administrative expenses) increased by $3 million primarily due to the growth of the company.
We recognized income of $159 million using the hypothetical liquidation at book value method (HLBV) for our equity method investments in the first quarter of 2024, compared to income of

$22 million for the same period in 2023. The 2024 income amounts are primarily due to allocations of income in the current period related to tax credits allocated to other investors in a grid-connected utility-scale solar project, as those tax credits reduced the tax equity investors ongoing claim on the net assets of the project, as well as an allocation of income related to the mark-to-market of a power price derivative held by one of the projects in which we have invested.
Income tax expense increased by approximately $45 million in the first quarter of 2024 compared to the same period in 2023 primarily due to larger income from equity method investments discussed above.
GAAP net income (loss) to controlling shareholders in the first quarter of 2024 was $123 million, compared to $24 million in the same period in 2023. Adjusted earnings in the first quarter of 2024 was approximately $79 million, an increase of $29 million over the same period in 2023 as a result of growth in adjusted net investment income due to the larger portfolio and gain on sale income.

Leverage

The calculation of our fixed-rate debt and leverage ratios as of March 31, 2024 and December 31, 2023 are shown in the table below:

	March 31, 2024	% of Total	December 31, 2023	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$139	3%	$338	8%
Fixed-rate debt (2)	4,112	97%	3,909	92%
Total	$4,251	100%	$4,247	100%
Leverage (3)	1.9 to 1		2.0 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities and commercial paper issuances with less than six months original maturity, to the extent such borrowings are not hedged using interest rate swaps.
(2)Fixed-rate debt includes the impact of our interest rate swaps and collars on debt that is otherwise floating. Debt excludes securitizations that are not consolidated on our balance sheet.

(3)Leverage, as measured by our debt-to-equity ratio.

Portfolio
Our balance sheet portfolio totaled approximately $6.4 billion as of March 31, 2024, which included approximately $3.1 billion of behind-the-meter assets and approximately $2.4 billion of grid-connected assets, with the remainder in fuels, transport, and nature assets. The following is an analysis of the performance ratings of our portfolio as of March 31, 2024:

	Portfolio Performance
	Commercial	Government	Commercial	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	3,128	37	—	—	3,165
Less: Allowance for loss on receivables	(52)	—	—	—	(52)
Net receivables	3,076	37	—	—	3,113
Receivables held-for-sale	2	3	—	—	5
Investments	5	2	—	—	7
Real estate	3	—	—	—	3
Equity method investments (4)	3,226	—	37	—	3,263
Total	$6,312	$42	$37	$—	$6,391
Percent of Portfolio	99%	1%	—%	—%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Loans in this category are placed on non-accrual status.
(4)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.

Guidance
The Company expects that annual adjusted earnings per share will grow at a compounded annual rate of 8% to 10% from 2024 to 2026, relative to the 2023 baseline of $2.23 per share, which is equivalent to a 2026 midpoint of $2.89 per share. The Company also expects distributions of annual dividends per share from 2024 to 2026 to be set at a payout ratio of 60-70% of annual adjusted earnings per share. This guidance reflects the Company’s judgments and estimates of (i) yield on its existing portfolio; (ii) yield on incremental portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations; and (vi) the general interest rate and market environment. In addition, distributions are subject to approval by the Company’s Board of Directors on a quarterly basis. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend

The Company is announcing today that its Board of Directors approved a quarterly cash dividend of $0.415 per share of common stock. This dividend will be paid on July 12, 2024, to stockholders of record as of July 3, 2024.

Conference Call and Webcast Information
HASI will host an investor conference call today, Tuesday, May 7, 2024, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator you want to be joined to the HASI call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI (NYSE: HASI) is a leading climate positive investment firm that actively partners with clients to deploy real assets that facilitate the energy transition. With more than $12 billion in managed assets, our vision is that every investment improves our climate future. For more information, please visit hasi.com.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any adjusted earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
Investor Contact:
Neha Gaddam
investors@hasi.com
410-571-6189

Media Contact:
Gil Jenkins
media@hasi.com
443-321-5753

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended March 31,
	2024	2023
Revenue
Interest income	$68,692	$43,108
Rental income	1,846	6,487
Gain on sale of assets	28,611	15,719
Securitization asset income	4,898	3,432
Other income	1,769	355
Total revenue	105,816	69,101
Expenses
Interest expense	61,872	37,216
Provision for loss on receivables	2,022	1,883
Compensation and benefits	20,676	18,369
General and administrative	9,053	8,022
Total expenses	93,623	65,490
Income before equity method investments	12,193	3,611
Income (loss) from equity method investments	158,550	22,418
Income (loss) before income taxes	170,743	26,029
Income tax (expense) benefit	(46,195)	(1,431)
Net income (loss)	$124,548	$24,598
Net income (loss) attributable to non-controlling interest holders	1,523	492
Net income (loss) attributable to controlling stockholders	$123,025	$24,106
Basic earnings (loss) per common share	$1.08	$0.26
Diluted earnings (loss) per common share	$0.98	$0.26
Weighted average common shares outstanding—basic	112,617,809	91,102,374
Weighted average common shares outstanding—diluted	130,998,775	94,129,174

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$61,419	$62,632
Equity method investments	3,263,391	2,966,305
Receivables, net of allowance of $52 million and $50 million, respectively	3,112,810	3,073,855
Receivables held-for-sale	5,422	35,299
Real estate	2,992	111,036
Investments	7,223	7,165
Securitization assets, net of allowance of $3 million and $3 million, respectively	220,003	218,946
Other assets	54,690	77,112
Total Assets	$6,727,950	$6,552,350
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$203,753	$163,305
Credit facilities	201,270	400,861
Green commercial paper notes	65,278	30,196
Term loan facility	692,777	727,458
Non-recourse debt (secured by assets of $304 million and $239 million, respectively)	133,297	160,456
Senior unsecured notes	2,550,058	2,318,841
Convertible notes	608,102	609,608
Total Liabilities	4,454,535	4,410,725
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 113,475,576 and 112,174,279 shares issued and outstanding, respectively	1,135	1,122
Additional paid in capital	2,415,118	2,381,510
Accumulated deficit	(227,820)	(303,536)
Accumulated other comprehensive income (loss)	29,111	13,165
Non-controlling interest	55,871	49,364
Total Stockholders’ Equity	2,273,415	2,141,625
Total Liabilities and Stockholders’ Equity	$6,727,950	$6,552,350

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(UNAUDITED)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net income (loss)	$124,548	$24,598
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loss on receivables	2,022	1,883
Depreciation and amortization	340	926
Amortization of financing costs	4,012	3,250
Equity-based compensation	6,601	7,898
Equity method investments	(145,900)	(11,415)
Non-cash gain on securitization	(32,342)	(6,882)
(Gain) loss on sale of receivables and investments	9,869	1,305
Changes in receivables held-for-sale	3	37,249
Changes in accounts payable and accrued expenses	59,123	936
Change in accrued interest on receivables and investments	(17,709)	(12,231)
Other	10,364	1,287
Net cash provided by (used in) operating activities	20,931	48,804
Cash flows from investing activities
Equity method investments	(127,422)	(362,831)
Equity method investment distributions received	3,762	1,469
Purchases of and investments in receivables	(230,885)	(96,842)
Principal collections from receivables	141,594	22,741
Proceeds from sales of receivables	24,769	7,634
Proceeds from sale of real estate	115,767	—
Posting of hedge collateral	—	(20,350)
Receipt of hedge collateral	2,920	—
Other	(450)	(548)
Net cash provided by (used in) investing activities	(69,945)	(448,727)

	Three Months Ended March 31,
	2024	2023
Cash flows from financing activities
Proceeds from credit facilities	250,000	312,000
Principal payments on credit facilities	(450,000)	(5,000)
Principal payments on term loan	(35,339)	—
Proceeds from issuance of non-recourse debt	94,000	—
Proceeds from issuance of commercial paper notes	35,000	100,000
Principal payments on non-recourse debt	(68,910)	(5,140)
Proceeds from issuance of senior unsecured notes	205,500	—
Net proceeds of common stock issuances	30,386	23,256
Payments of dividends and distributions	(45,093)	(35,142)
Withholdings on employee share vesting	(157)	(1,317)
Payment of financing costs	(7,498)	—
Posting of hedge collateral	(24,900)	—
Receipt of hedge collateral	69,000	—
Other	(725)	(503)
Net cash provided by (used in) financing activities	51,264	388,154
Increase (decrease) in cash, cash equivalents, and restricted cash	2,250	(11,769)
Cash, cash equivalents, and restricted cash at beginning of period	75,082	175,972
Cash, cash equivalents, and restricted cash at end of period	$77,332	$164,203
Interest paid	$33,207	$20,343
Supplemental disclosure of non-cash activity
Residual assets retained from securitization transactions	$6,715	$5,330
Equity method investments retained from securitization transactions	32,564	—
Deconsolidation of non-recourse debt	51,233	32,923
Deconsolidation of assets pledged for non-recourse debt	51,761	31,371

EXPLANATORY NOTES
Non-GAAP Financial Measures
Adjusted Earnings

We calculate adjusted earnings as GAAP net income (loss) excluding non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, losses or (gains) from modification or extinguishment of debt facilities, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (our “Operating Partnership”). We also make an adjustment to our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our adjusted earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, adjusted earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors. Prior to 2024, we referred to this metric as distributable earnings.
We believe a non-GAAP measure, such as adjusted earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. Additionally, we believe that our investors also use adjusted earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of adjusted earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. The investment tax credit available for election in solar projects is a one-time credit realized in the quarter when the project is considered operational for tax purposes and is fully allocated under HLBV in that quarter (subject to an impairment test), while the production tax credit required for wind projects and electable for solar projects is a ten year credit and thus is allocated under HLBV over a ten year period. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period. We also consider the impact of any OTTI in determining our income from equity method investments.
The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method in any one period. Thus, in calculating adjusted earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the underwritten investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our adjusted earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.

We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides our results related to our equity method investments for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
	2024	2023
	(in millions)
Income (loss) under GAAP	$159	$22

Collections of Adjusted earnings	$13	$9
Return of capital	3	3
Cash collected	$16	$12
Adjusted earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating adjusted earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported adjusted earnings may not be comparable to similar metrics reported by other companies.

Reconciliation of our GAAP Net Income to Adjusted Earnings
We have calculated our adjusted earnings and provided a reconciliation of our GAAP net income to adjusted earnings for the three months ended March 31, 2024 and 2023 in the tables below.

	For the three months ended March 31, 2024		For the three months ended March 31, 2023
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$123,025	$0.98	$24,106	$0.26
Adjusted earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(158,550)		(22,418)
Add equity method investments earnings	55,462		33,957
Equity-based expense	9,058		9,435
Provision for loss on receivables (2)	2,022		1,883
Amortization of intangibles (3)	171		772
Non-cash provision (benefit) for income taxes	46,195		1,431
Net income attributable to non-controlling interest	1,523		492
Adjusted earnings (4)	$78,906	$0.68	$49,658	$0.53
(1)	The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our adjusted earnings per share.
(2)
In addition to these provisions, in the current period, we concluded that an equity method investment along with certain loans we had made to this investee, were not recoverable. The equity method investment and loans had a carrying value of $0 due to the losses already recognized through GAAP income from equity method investments as a result of operating losses sustained by the investee. We have excluded the impact of these losses from Adjusted earnings, as this investment was an investment in a corporate entity which is not a part of our current investment strategy. The loss associated with this investment is included in our Average Annual Loss on Managed Assets metric disclosed below.

(3)	Adds back non-cash amortization of lease and pre-IPO intangibles.
(4)
Adjusted earnings per share for the three months ended March 31, 2024 and 2023, are based on 115,400,151 shares and 93,266,916 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares compared to the conversion price. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt like.

Adjusted Net Investment Income

We have a portfolio of debt and equity investments in climate change solutions. We calculate adjusted net investment income by adjusting GAAP-based net investment income for those adjusted earnings adjustments described above which impact investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing. Our management also uses adjusted net investment income in this way. Our non-GAAP adjusted net investment income measure may not be comparable to similarly titled measures used by other companies. The following is a reconciliation of our GAAP-based net investment income to our adjusted net investment income:

	Three months ended March 31,
	2024	2023
	(in thousands)
Interest income	$68,692	$43,108
Rental income	1,846	6,487
GAAP-based investment revenue	70,538	49,595
Interest expense	61,872	37,216
GAAP-based net investment income	8,666	12,379
Equity method earnings adjustment (1)	55,462	33,957
Amortization of real estate intangibles (2)	171	772
Adjusted net investment income	$64,299	$47,108

(1)     Reflects adjustment for equity method investments described above.

(2)    Adds back non-cash amortization related to acquired real estate leases.

Managed Assets

As we both consolidate assets on our balance sheet and securitize assets, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as servicing rights or a retained interest in cash flows. Thus, we present our investments on a non-GAAP “managed” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet receivables that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, investments, and residual assets in securitized receivables. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of March 31, 2024 and December 31, 2023:

	As of
	March 31, 2024	December 31, 2023
	(dollars in millions)
Equity method investments	$3,263	$2,966
Receivables, net of allowance	3,113	3,074
Receivables held-for-sale	5	35
Real estate	3	111
Investments	7	7
GAAP-Based Portfolio	6,391	6,193
Assets held in securitization trusts	6,502	6,060
Managed assets	$12,893	$12,253